Exhibit 99.1

Apollo Global Management, LLC Announces Pricing of Public Offering of Class A Shares

May 9, 2013 – New York, NY – Apollo Global Management, LLC (NYSE: APO) (“Apollo”) announced today the pricing of its previously announced public offering for resale of approximately 21.1 million Class A shares owned by its strategic investors and certain of its managing partners, certain of its contributing partners and certain employees (collectively, the “Selling Shareholders”) at a price to the public of $25.00 per Class A share. The Selling Shareholders have granted to the underwriters of the offering an option to purchase up to approximately 3.2 million additional Class A shares. Apollo will not receive any of the proceeds from the sale of Class A shares by the Selling Shareholders. The offering is expected to be consummated on or about May 17, 2013, subject to certain customary closing conditions.

The offering is being made pursuant to an effective registration statement on Form S-3 filed with the Securities and Exchange Commission. J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are acting as joint book-running managers for the offering. The co-managers for the offering are BofA Merrill Lynch, Barclays Capital Inc., Deutsche Bank Securities Inc., UBS Securities LLC, Wells Fargo Securities, LLC and Apollo Global Securities, LLC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor does it constitute an offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful. The offering may be made only by means of a prospectus and a related prospectus supplement. A final prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and related prospectus, when available, may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Attn: Prospectus Department or by telephone at 1-866-803-9204, Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department or by telephone at 1-800-831-9146, or Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, New York 10010, Attn: Prospectus Department, or by telephone at 1-800-221-1037; or by contacting Apollo Global Management, LLC, 9 West 57th Street, New York, New York 10019, Attn: Corporate Secretary.

About Apollo Global Management, LLC

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of more than $114 billion as of March 31, 2013, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.